UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 9, 2021

GOLDEN MATRIX GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54840	46-1814729
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

3651 Lindell Road, Suite D131

Las Vegas, NV 89103

(Address of principal executive offices)

(702) 318-7548

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As described in greater detail in the Current Report on Form 8-K filed by Golden Matrix Group, Inc. (the “Company”, “we” and “us”) on January 26, 2021, on January 20, 2021, the Company sold, to one accredited investor, an aggregate of 1,000,000 units, with each unit consisting of one share of restricted common stock and one warrant to purchase one share of common stock (the “Warrants” and the agreements evidencing such Warrants, the “Warrant Agreements”), at a price of $5.00 per unit.

The Warrants have an exercise price of $6.00 per share (and no cashless exercise rights), and were exercisable until the earlier of (a) January 14, 2023, and (b) the 30th day after the Company provides the holder of the Warrants notice that the closing sales price of the Company’s common stock has closed at or above $10.00 per share for a period of ten consecutive trading days (a “Trigger Event”). The Warrants include a beneficial ownership limitation, which limits the exercise of the Warrants held by the investor in the event that upon exercise such investor (and any related parties of such investor) would hold more than 4.999% of the Company’s outstanding shares of common stock (which percentage may be increased to 9.999% with at least 61 days prior written notice to the Company from the investor).

From April 26, 2021, to May 7, 2021 (the “Triggering Date”)(ten consecutive trading days), the closing sales price of the Company’s common stock closed at or above $10.00 per share. However, as the total number of shares of common stock issuable upon exercise of the Warrants would have exceeded 4.999% of the Company’s common stock, and as an accommodation to the holder of the Warrants, on May 11, 2021, the Company agreed to provide the holder 61 days from the Triggering Date to exercise the Warrants, and as a result the holder had until July 11, 2021 to exercise such Warrants.

On July 14, 2021, and effective on June 6, 2021, the Company and the holder of the Warrants, Knutsson Holdings AB (the “Holder”), entered into an Agreement to Amend and Restate Common Stock Purchase Warrant (the “Amendment Agreement”), whereby, in consideration for the Holder exercising a portion of the Warrants (warrants to purchase 170,000 shares of common stock, as described in Item 3.02, below), and as an accommodation to the Holder, due to the fact that Warrants did not contemplate a situation where a Triggering Event would result in the Holder holding over 4.999% of the Company’s outstanding common stock, the parties agreed to enter into an Amended and Restated Common Stock Purchase Warrant, effective as of June 6, 2021, amending, restating and replacing the prior Warrant Agreement, and evidencing the right of the Holder to purchase 830,000 shares of common stock of the Company (the original 1,000,000 shares less the portion of the Warrants previously exercised)(the “Amended and Restated Warrants”) to remove the Trigger Event and to fix the expiration date thereof as of November 11, 2022. The other terms of the prior Warrant Agreement were not changed.

The foregoing description of the Amendment Agreement and Amended and Restated Common Stock Purchase Warrant is only a summary and is not complete, and is qualified in its entirety by reference to the Amendment Agreement and Amended and Restated Common Stock Purchase Warrant, copies of which are attached hereto as Exhibits 10.1 and 10.2, and are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

On July 9, 2021, the Holder exercised a portion of the Warrant to purchase 170,000 shares of the of the Company’s common stock at $6.00 per share and paid the Company $1,020,000 in connection with such exercise and funds were received by the Company on July 14, 2021. The Company issued the Holder 170,000 shares of common stock in connection with such exercise.

We claim an exemption from registration for the issuance of the shares of common stock upon the exercise of the Warrants and the grant of the Amended and Restated Warrants described above and in Item 1.01, which description is incorporated by reference in this Item 3.02, pursuant to Section 4(a)(2), Rule 506(b) and/or Regulation S of the Securities Act of 1933, as amended (the “Securities Act” and “Regulation S”) since the shares of common stock and Amended and Restated Warrants were issued to an “accredited investor” and/or a non-U.S. person (as defined under Rule 902 section (k)(2)(i) of Regulation S), pursuant to an offshore transaction, and no directed selling efforts were made in the United States by the Company, a distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing. The securities are subject to transfer restrictions, and the certificates evidencing the securities contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom. The securities were not registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

If exercised in full, a maximum of 830,000 shares of common stock would be issuable upon exercise of the Amended and Restated Warrants.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1*	Agreement to Amend and Restate Common Stock Purchase Warrant, dated July 14, 2021, and effective June 6, 2021, by and among Golden Matrix Group, Inc. and Knutsson Holdings AB
10.2*	Amended and Restated Common Stock Purchase Warrant to purchase 830,000 shares of common stock dated July 14, 2021, and effective June 6, 2021

__________

* Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

GOLDEN MATRIX GROUP, INC.

Date: July 15, 2021	By:	/s/ Anthony Brian Goodman
Anthony Brian Goodman
Chief Executive Officer

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